Exhibit 99.4

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

As of December 31, 2021 and the date of filing, REI Capital Income LLC (“REICI”) does not have any issued shares of its Common Stock, nor does it intend to issue any shares of its Common Stock in the near future. REICI intends to sell debt to the public, but has not done so to date. REICI will offer seventy-five million dollars ($75,000,000) of its $100.00 face value, 5.5%, fifteen (15) year bonds for sale, in accordance with Regulation A and Regulation S of the Securities Laws of the United States of America for a total amount of bonds offered for sale of one hundred fifty million dollars ($150,000,000). When and/or if a secondary market develops, the trading symbol of its tradable digital debt securities will be REICI. The anticipated exchanges on which the bonds may trade include any number of digital securities exchanges.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

i

INDEPENDENT AUDITOR’S REPORT

To the Manager of

REI Capital Income, LLC

Opinion

We have audited the accompanying financial statements of REI Capital Income, LLC (formerly known as REI Capital Lending, LLC) (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, changes in members’ deficit and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

May 2, 2022

Glen Allen, Virginia

REI Capital Income LLC

Financial Statements

December 31, 2021 and 2020

Balance Sheets

	December 31,
	2021	2020
Assets
Current Assets
Cash	$100	$100
Total Assets	$100	$100

Liabilities and Members ’ Deficit

Current Liabilities
Accounts Payable	$17,549	$5,168
Due to Sponsor	285,492	123,638
Total Liabilities	303,041	128,806

Commitments and Contingencies
Members ’ Deficit
Members ’ Capital	100	100
Accumulated Deficit	(303,041)	(128,806)
Total Members ’ Deficit	(302,941)	(128,706)
Total Liabilities and Members ’ Deficit	$100	$100

The accompanying notes are an integral component to these financial statements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Statements of Operations

	Years ended December 31,
	2021	2020
Net Interest Income
Interest Income	$-	$-
Interest Expense	-	-
Net Interest Income	-	-
Provision for (Release of) Loan Loss Reserves	-	-
Net Interest Income (Expense) after Provision for (Release of) Loan Loss Reserves	-	-
Expenses
Start-up Expenses
Legal and Professional Services	102,768	58,718
Office Expenses	33,619	34,570
Marketing	28,384	17,116
Advertising	8,471	2,465
Filing Fees	993	531
Total Start-up Expenses	174,235	113,400
Total Expenses	174,235	113,400
Net Loss	$(174,235)	$(113,400)

The accompanying notes are an integral component to these financial statements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Statements of Changes in Members’ Deficit

	Members’	Accumulated	Members’
	Capital	Deficit	Deficit
Balance - December 31, 2019	$-	$(15,406)	$(15,406)
Capital Contributions	100	-	100
Net Loss	-	(113,400)	(113,400)

Balance - December 31, 2020	100	(128,806)	(128,706)

Net Loss	-	(174,235)	(174,235)
Balance - December 31, 2021	$100	$(303,041)	$(302,941)

The accompanying notes are an integral component to these financial statements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Statements of Cash Flows

	Years ended December 31,
	2021	2020
Cash flows from operating activities:
Net Loss	$(174,235)	$(113,400)
Adjustments to reconcile net loss to net cash from operating activities:
Changes in operating assets and liabilities:
Increase in Accounts Payable	12,381	2,718
Increase in Due to Sponsor	161,854	110,682

Net cash provided by (used in) operating activities	-	-

Cash flows from financing activities:
Capital Contributions	-	100

Net cash provided by financing activities	-	100

Net change in Cash	-	100

Cash - beginning of year	100	-

Cash - end of year	$100	$100

Supplemental information:
Interest paid	$-	$-

Income taxes paid	$-	$-

The accompanying notes are an integral component to these financial statements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Notes to Financial Statements

1.	Business and Organization

REI Capital Income LLC (“REICI” or the “Company”) is a Delaware limited liability company formed on July 21, 2020 primarily for the purpose of originating, acquiring, and servicing commercial loans to businesses in or related to the real estate industry with a substantial focus on middle market commercial centers throughout the United States of America (“U.S.”). Originally, REICI was formed and incorporated within REI Capital Growth LLC (“REICG”), a real estate holding company, but was spun off and established as a stand-alone entity, in order to provide REICI operational flexibility. Due to REICI’s separation from REICG being treated as a spin-off, REICI presents its operations for periods preceding its formation date. Additionally, effective May 24, 2021, REICI changed its name from REI Capital Lending LLC to REICI.

REICI is an early stage company, the primary activities of which are and continue to be conducted through REI Capital Management, LLC (“REICM” or the “Sponsor”) and, to date, have consisted of preparing an offering of the Company’s digital debt [financial] securities (the “Bonds”) to the public. The focus of the Company is to originate first lien mortgages, but other lending opportunities and investments may be considered.

The Bonds the Company is anticipating on offering to the public are one hundred dollar ($100.00) face value, five and one half percent (5.5%), fifteen (15) year digital debt [financial] securities. The Bonds are more fully described in the following notes to these financial statements.

2.	Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as issued by the Financial Accounting Standards Board (the “FASB”) and published in the Accounting Standards Codification (the “ASC”) thereby.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires certain estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Estimates and assumptions incorporated in preparing the financial statements are reviewed periodically, and the effects of resulting changes are reflected in the financial statements in the period the changes are deemed to be necessary and prospectively.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Certain significant estimates that may be made in the accompanying financial statements once the Company completes its offering and initiates operations, include, but are not limited to the following:

●	Valuation of mortgage loan receivables held for investment;

●	Valuation of mortgage loan receivables held for sale;

●	Allocation of purchase price for acquired loans;

●	Capitalized costs for purchased servicing rights;

●	Useful lives of intangible assets;

●	Valuation of derivative instruments;

●	Impairment, and useful lives, of real estate;

●	Valuation of real estate owned;

●	Determination of effective yield for recognition of interest income;

●	Adequacy of provision for loan losses including the valuation of underlying collateral for collateral-dependent loans; and

●	Certain estimates and assumptions used in the accrual of incentive compensation and calculation of the fair value of equity compensation is used or granted to employees .

The Company is in a start-up phase during which all its activities, conducted by the Sponsor, have been and are dedicated to developing, creating, and offering its Bonds to the public. The Sponsor has funded all expenses and such funding is considered advances to be repaid once sufficient cash flows are generated from the lending operations of the Company that are in excess of debt service, cash operating, and reserve requirements. The Company anticipates that the start-up phase of operations will continue until the initial offering of the Company’s Bonds is completed.

Segment Reporting

The Company anticipates that it will have a number of reportable segments for financial reporting purposes, in accordance with U.S. GAAP, based on its intended operations of originating, acquiring, or purchasing servicing rights of primarily first lien mortgage loans. The Company does not anticipate distinguishing the future portfolio of loans by principal business of borrowers or geographically grouping activities.

Subsequent Events

The Company evaluated subsequent events through May 2, 2022, the date the Financial Statements were available for issuance and determined that there were no such events requiring recognition or disclosure in the Financial Statements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

3.	Summary of Significant Accounting Policies

In order to better inform the reader of anticipated future business operations, Management has included significant accounting policies for accounts and transactions that may have not existed or occurred as of and for the years ended December 31, 2021 and 2020.

Mortgage Loan Receivables Held for Investment

Loans, for which the Company has the intention and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances net of any unearned income, unamortized deferred fees or costs, premiums or discounts, and an allowance for credit losses. In accordance with ASC Topic 835 Interest Sub-topic 20 Nonrefundable Fees and Other Costs, the Company will defer loan origination fees and direct loan origination costs, which will be recognized in interest income using the effective interest method, adjusted for actual prepayments, over the estimated life of the loans.

Mortgage Loan Receivables Held for Sale

If the Company decides to sell a loan, it will transfer the loan from Mortgage Loan Receivables Held for Investment to Mortgage Loan Receivables Held for Sale and will recognize in the Balance Sheets the loan held for sale at the lower of its carrying value or fair value.

Mortgage Loan Receivables Held for Sale will primarily be first mortgage loans that are secured by cash-flowing commercial real estate and are available for sale to securitizations. In accordance with ASC Topic 310 Receivables Sub-topic 948 Financial Services – Mortgage Banking, Mortgage Loan Receivables Held for Sale are recorded at the lower of cost or market [fair] value on an individual basis. Changes in the value of Mortgage Loans Held for Sale that have been written down to fair value will be recognized in income in the period in which the change occurs. Once a loan has been transferred to Mortgage Loan Receivables Held for Sale, the amortization of purchase discounts, if any, is no longer recognized as interest income.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Provision for Loan Losses

The Company will apply ASC Topic 326 Financial Instruments – Credit Losses in determining its provisions for loan losses on mortgages originated or acquired. Topic 326 Financial Instruments – Credit Losses requires the use of a Current Expected Credit Loss (“CECL”) approach to estimating provisions for loan losses on the future developed loan portfolio. The CECL model requires consideration of possible credit losses over the life of a financial instrument (e.g., mortgage loan receivable) and consists of both a portfolio-based and an asset-specific component. In compliance with CECL reporting requirements, the Company will need to institute policies and procedures for credit monitoring and management processes to support and enable it to calculate the future required CECL reserves. For example, the Company may need to engage a third-party service provider to provide market data and a credit loss model, in order to develop and calculate the necessary estimates. The CECL model is a forward-looking, econometric, model that requires the Company to forecast mortgage loan losses, as opposed to a traditional incurred loss model. The CECL model is comprised of a probability of default model and a loss given default model that, layered together with user loan-level data, selected forward-looking macroeconomic variables, and pool-level mean loss rates, produces life of loan expected losses at the loan and portfolio level. If the Company determines that the CECL model does not fully capture certain external factors (e.g., portfolio trends, loan-specific factors), a qualitative adjustment will be recorded to the mortgage loan receivables loss reserve.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

The asset-specific reserve component of the CECL model relates to reserves for losses on individually impaired mortgage loan receivables. On a quarterly basis or due to specific triggering events, the Company will evaluate future mortgage loan receivables individually and specifically to determine if a given loan is impaired. Impairment will be defined as it being probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan. For a mortgage loan receivable that is deemed impaired, an allowance will be recorded to reduce the carrying value of the loan to the lesser of its indicated present value of the expected future cash flows discounted at the loan’s effective rate or the fair value of the collateral, less the estimated costs to sell, if recovery of the Company’s investment is expected solely from the collateral. In estimating a mortgage loan collateral’s fair value, the Company may use the direct capitalization rate valuation methodology or the sales comparison approach and, if necessary, the Company will or may obtain external appraisals and consider potential sale bids, if applicable. Determining a mortgage loan collateral’s fair value generally requires a number of assumptions (e.g., cash flow projections, market capitalization rates, discount rates, and data regarding recent comparable sales of similar properties), based on current market conditions that are subject to economic and market uncertainties. The Company anticipates that substantially all of its mortgage loans will be collateralized by commercial real estate properties. Therefore, on a loan-by-loan basis, the Company will need to evaluate regularly the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral and the financial and operating capability of the borrower. Specifically, the underlying property’s operating results and any cash reserves collateralizing a mortgage loan receivable will be periodically analyzed sans a specific triggering event, in order to assess (i) whether cash flow from the collateral property’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan at maturity, and/or (iii) the property’s liquidation value. The Company will additionally evaluate the financial stability and resources of any loan guarantors, as well as the borrower’s competency in managing and operating its properties that are indebted to and collateralizing the Company’s mortgage loan. Additionally, the Company will consider the overall economic environment, real estate sector, and geographic submarket in which the collateral property is located, as factors that provide insight to whether a mortgage loan receivable is impaired. Impairment analyses will be completed and reviewed by Company personnel, utilizing various data sources, including (i) periodic financial data (e.g., property occupancy, tenant profile(s), rental rates, operating expenses, borrowers’ business plan, capitalization and discount rates), (ii) site inspections, and (iii) current credit spreads and other market data, which analyses will be presented for Company approval.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

A mortgage loan receivable will be considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR will occur when a concession is granted and the borrower is experiencing financial difficulties. Impairments on a TDR mortgage loan receivable will generally be measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan. Generally, when granting concessions, the Company will attempt to protect its position by requiring incremental mortgage loan pay downs, additional collateral or guarantees, and, in certain instances, the Company may require look-back features or equity interests to offset concessions granted should conditions impacting the mortgage loan receivable improve. The Company’s determination of mortgage loan receivable credit losses may be impacted by TDRs, whereby loans that have gone through TDRs are considered impaired and are assessed for specific reserves. Mortgage loans restructured under TDRs that subsequently default will be reassessed to incorporate the change in circumstance on CECL modeling assumptions, in order to determine any adverse effect on expected cash flows and the extent to which an additional mortgage loan receivable loan loss provision may be required. If the principal or coupon interest components of loan payments become long past due, which status will be defined within the Company’s to be developed policy, or the Company believes it doubtful that the contractual amounts due are collectable in accordance with the mortgage loan terms, the Company will designate the mortgage loan receivable as non-accrual. Interest income will be recognized on a cash basis on non-accrual mortgage loans that the Company reasonably expects full recovery of the loan’s outstanding principal balance. If full recovery of a non-accrual mortgage loan’s outstanding principal balance is not reasonably expected, the Company will suspend interest income recognition and apply any cash received as a reduction of the mortgage loan’s amortized cost. A non-accrual loan will be returned to accrual status at such time as the loan becomes contractually current and future principal and coupon interest are reasonably assured to be received in accordance with the mortgage loan’s terms. If the Company deems a mortgage loan receivable unrealizable and non-recoverable, the mortgage loan receivable will be written-off, removing it from Mortgage Loans Receivable on the Company’s Balance Sheets.

Cash and Cash Equivalents

The Company currently has demand deposits held with a financial institution, which cash balance was funded by contributed capital of the Sponsor. In the future, the Company anticipates holding cash equivalents, in addition to its cash balances, which cash equivalents will be defined as highly liquid investments that are readily convertible to known amounts of cash and that have original maturities to the Company of three months or less. Cash equivalents, due to their short-term nature, present an insignificant risk of change in value caused by fluctuation in market rates of interest and, therefore, the carrying value of cash and cash equivalent balances is considered to reflect fair value.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Debt Issuance Costs

In accordance with ASC Topic 835 Interest Sub-topic 20 Imputation of Interest, the Company plans on recognizing debt issuance costs related to its Bonds as a direct deduction of the carrying amount of the debt the Company successfully sells to the public and presents on its Balance Sheets. Upon issuance of the Company’s Bonds, the amortization of the debt issuance costs will be included as a component in determining periodic interest expense included in the Company’s Statements of Operations.

Derivative Instruments

In the future, as the Company develops its operations and originates or acquires mortgage loans in the normal course of business, the Company may be exposed to the effect of interest rate changes and may undertake a strategy to limit these risks through the use of derivative instruments. To address exposure to interest rates, the Company anticipates using derivatives primarily to economically hedge the fair value variability of fixed rate assets caused by interest rate fluctuations and overall portfolio market risk. The Company may use a variety of derivative instruments that are considered conventional, or “plain vanilla” derivatives (e.g., interest rate swaps, futures, caps, collars and floors) to manage interest rate risk. The Company will account for derivatives in accordance with ASC Topic 815 Derivatives and Hedging. To determine the fair value of derivative instruments, the Company will use a variety of methods and assumptions that are based on market conditions and risks existing at each Balance Sheets date. Standard market conventions and techniques, such as discounted cash flow analysis, option-pricing models, and termination cost may be used to determine fair value. All such methods of measuring fair value for derivative instruments result in an estimate of fair value, and such estimated value likely will never be realized. All derivatives will be included on the Company’s Balance Sheets at fair value. If the Company determines that a particular derivative instrument is beneficially defined as a hedge, the periodic gain or loss associated with carrying the derivative on the Balance Sheets will be recognized in the Company’s Statement of Other Comprehensive Income. Otherwise, non-hedge designated derivative instrument gains and losses associated with carrying the derivative at fair value on the Balance Sheets will be included in the Statements of Operations. The Company will record derivative asset and liability positions on a gross basis with any collateral posted with or received from counterparties recorded separately on the Company’s Balance Sheets.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Repurchase Agreements

To date, the Company has not made a determination of managing its Mortgage Loan Receivables Held for Sale, if any, or Mortgage Loan Receivables Held for Investment using repurchase agreements, in order to finance certain of its mortgage loan receivables. Under a repurchase agreement, an asset is sold to a counterparty to be repurchased at a future date at a predetermined price, which represents the original sales price plus interest. If the Company determines that entering into repurchase agreements is in the best interest of the Company and its stakeholders, including purchasers of its Bonds, the Company will likely account for its repurchase agreements, if any, as secured borrowing transactions under ASC Topic 860 Transfers and Servicing, due to the Company anticipating its obligation to ultimately repurchase any Mortgage Loan Receivables (i.e. maintain effective control), which would preclude “sale” accounting.

Interest Income

Interest income will be accrued, based on the outstanding principal amount and contractual terms of the Company’s Mortgage Loan Receivables. Income recognition on Mortgage Loans Held for Investment will be accounted for in accordance with ASC Topic 606 Revenue from Contracts with Customers. In applying U.S. GAAP ASC Topic 606, the Company will (i) identify the contract with its customer (e.g., mortgage promissory note), (ii) identify its performance obligations within the contract (e.g., disburse loan proceeds to borrower), (iii) determine the transaction price (e.g., principal amount of loan), (iv) allocate the transaction price to the contract’s identified performance obligations, and (v) recognize revenue when and/or as the contract’s performance obligations have been satisfied.

In accordance with ASC Topic 835 Interest, discounts or premiums associated with the purchase of mortgage loans will be amortized or accreted into interest income, based on expected cash flows through the expected recovery period of the acquired mortgage, as a yield adjustment on the effective interest method. The Company anticipates reviewing, on at least a quarterly basis, and, if appropriate, making adjustments to its cash flow projections.

The Company expects to collect all contractual amounts due on its originated and acquired mortgage loans. However, if the performance of a mortgage loan deteriorates, that is that the expected cash flows will be less than contractually stipulated, in accordance with ASC Topic 326 Financial Instruments – Credit Losses, the Company may be required to impair the amortized cost basis of the carrying value of its mortgage loan receivable, which impairment loss will be recognized in the Statements of Operations. On impaired Mortgage Loan Receivables, if any, that have an associated discount or premium, if the performance of a credit deteriorated mortgage loan receivable becomes less favorable than originally forecasted, an additional other-than-temporary impairment may be taken, and the amount of discount accreted into income will generally be less than previously expected. Alternatively, if the mortgage loan receivable collectability becomes more favorable than forecasted, the Company will accrete more credit discount into interest income than previously expected.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Such adjustments, if any, will be recognized prospectively beginning in the period subsequent to the determination that a favorable change in performance has been projected.

Effective yield on mortgage loans receivable will be based on the projected cash flows from each mortgage loan, which will be estimated based on the Company’s observation of the current information and events at the time of origination or acquisition, and will include assumptions related to interest rates, prepayment rates, and the timing and amount of credit losses. The Company intends to review quarterly and, if appropriate, make adjustments to its cash flow projections based on input and analysis received from external sources, internal models, and its judgment about interest rates, prepayment rates, the timing and amount of credit losses (if applicable), and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in the effective yield and, therefore, the amount of interest income recognized on such mortgage loan receivables.

For mortgage loans classified as held for investment and that the Company has not elected to record at fair value under ASC Topic 825 Financial Instruments, origination fees and direct loan origination costs will be recognized in interest income over the term of the mortgage as an adjustment to the effective yield of the loan using the effective interest method.

For loans classified as held for sale and that the Company has not elected to record at fair value under ASC Topic 825 Financial Instruments, origination fees and direct loan origination costs are deferred and recognized as an adjustment to the basis of the loan, which deferred costs are realized as a portion of the gain or loss on the loan when sold.

If the Company were to acquire mortgage loans with evidence of deterioration of credit quality for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, the Company will apply the provisions of ASC Topic 310 Receivables Sub-topic 30 Loans and Debt Securities Acquired with Deteriorated Credit Quality. This standard of accounting addresses differences between contractual cash flows and cash flows expected to be collected from an investment in loans acquired if those differences are attributable, at least in part, to credit quality. ASC Topic 310 Sub-topic 30 limits the yield that may be accreted to the excess of the investor’s estimate of cash flows expected to be collected at acquisition over the initial investment in the loan. The accounting standard requires that the excess of contractual cash flows over cash flows expected to be collected (non-accretable difference) not be recognized as an adjustment to yield, loss accrual, or valuation allowance. Future increases in cash flows expected to be collected generally will be recognized prospectively through adjustment of the mortgage loan’s effective yield over its remaining life and decreases in cash flows expected to be collected will be recognized as an impairment loss in the period identified.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

Fee and Other Income

Fee and other income is expected to be composed of income derived from origination fees, exit fees, and other fees on the loans to be originated and/or in which the Company invests (i.e., acquires).

Fee Expense

Fee expense will be composed primarily of fees related to financing arrangements, transaction related costs, other investment related costs, and administration fees.

Leases – Lessee

To the extent the Company enters into leases as a lessee, it will account for the leases in accordance with U.S. GAAP ASC Topic 842 Leases. If the leases are categorized as operating leases, ASC Topic 842 Leases, will require the Company to recognize right-of-use (“ROU”) assets and liabilities, which will effectively present the lease on the Company’s Balance Sheets. ROU assets will represent the Company’s right to use an underlying asset for the lease term and the related liabilities will represent the Company’s lessee obligation related thereto. ROU assets and liabilities will be recognized from the commencement date of the underlying leases, based on the present value of the lease payments during the lease term. To determine the present value of the lease payments over the lease term, ASC Topic 842 Leases requires using the discount (i.e., interest) rate implicit in the lease and, if not available, the lessee’s incremental borrowing rate. Rental expense related to operating leases entered into by the Company will be recognized on a straight-line basis over the lease term. As of the date of the Balance Sheets and the issuance of these Financial Statements, the Company does not have any existing lease obligations.

Income Taxes

The Company is a single member LLC that will offer debt for purchase by the public. The proceeds from the debt issued primarily will be used to originate and acquire first lien mortgage positions on commercial properties with a focus on middle market commercial centers. As a single member LLC, the Company will be treated as a pass-through entity and, therefore, will not be subject to the reporting of deferred taxes under U.S. GAAP.

The Company will service its debt to investors from the cash flow generated by its Mortgage Loans Receivable. The interest paid on the Company’s Bonds will be reportable for U.S. Federal income tax purposes, unless the recipient is exempt. To the extent a Bond investor is (i) not a U.S. tax payer or resident and, (ii) not a foreign financial institution, or equivalent thereof, lending (i.e., purchasing the Company’s Bonds) in the ordinary course of business, the Bond investor will likely qualify for a portfolio debt exemption under U.S. Federal tax law, as the Company intends that its Bonds will be in registered form (as defined). If qualifying for such exemption from U.S. Federal tax withholding, a non-U.S. investor in the Company’s Bonds will avoid a thirty percent (30%) withholding rate on interest paid thereon.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

It is the Company’s anticipation that its Bondholders will hold Bonds purchased until maturity. However, the Company does anticipate that secondary markets may develop in the future for the Company’s Bonds that will be issued in digital form. To the extent a Bondholder transfers its digital security in a transaction with an unrelated party, the original Bond will be canceled and a new Bond issued to the transferee.

To date, the Company has recognized net operating losses throughout its start-up phase, which it contemplates will continue until successfully offering its Bonds (i.e., digitalized debt [financial] securities) to the public.

To date, the Company has not filed its tax return for federal or state purposes; however, as there has been no taxable income, the Company is confident that it does not owe any federal income tax or penalties for failure to file and for state purposes; any amount that may be potentially assessed is likely to be immaterial. If there is an assessment of penalties for failure to file, the Sponsor will accept, satisfy, and absorb any such penalties.

As a pass-through entity (i.e., a single member limited liability company) for U.S. federal tax purposes, and in accordance with ASC Topic 740 Income Taxes, the Company will not be required to account for temporary differences between the carrying values of its assets and liabilities for financial reporting purposes and the tax bases thereof.

Operating Expenses

As of the date of the Company’s Financial Statements and continuing to date, the Company remains in a start-up phase whereby all its activities are directed to bringing a valid and formative offering of its Bonds to market. As such, all expenses are included in the Statements of Operations in the period in which incurred.

Related Parties

REI Capital Management, LLC (“REICM”, the “Sponsor”, or the “Manager”) is the Sponsor and will be the Manager of the Company. To date, REICM has advanced all funds for all expenses incurred by the Company. The Sponsor will be reimbursed for such advances, which amount to $285,492 and $123,638 at December 31, 2021 and 2020, respectively, when, in its sole determination, the free cash flow of the Company generated from the net operating income of the Company allows for such reimbursement and does not negatively affect the Company’s ability to meet its debt service requirements, operating cash needs, or cash reserve requirements.

REI Capital Income LLC

Financial Statements

Years ended December 31, 2021 and 2020

It is contemplated that the Company will compensate the Manager for administrative services provided. The administrative service fee will be paid quarterly in arrears at the quarterly rate of one quarter percent (0.25%), based on the Company’s assets under management (“AUM”). Until the Company’s first complete fiscal quarter during which the Company is expected to begin developing its Mortgage Loan Receivables portfolio, AUM will be replaced with the amount of Bond (i.e., digitalized debt [financial] securities) proceeds raised, prorated for the number of days within the quarter to the calendar year (i.e., Company fiscal year).

4.	Accounts Payable

Accounts payable consists of goods and services procured and are recognized in the period during which the benefit of such goods and services were received. Accounts payable are generally considered short-term for operating purposes and as such, the carrying value of such items are considered to represent their fair value as of the date of the Balance Sheets.

5.	Members’ Capital and Accumulated Deficit

The offering contemplated by the Sponsor, in accordance with Regulation A of U.S. Securities Laws administered by the SEC, is to issue seventy-five million dollars ($75,000,000) of Bonds consisting of one hundred dollar ($100.00) face value, five and one half percent (5.5.%) per annum, fifteen (15) year digital debt [financial] securities. Additionally, the Sponsor is contemplating raising an additional seventy-five million dollars ($75,000,000) of Bond sales under a Regulation S offering to non-U.S. investors, as defined; the Bonds offered under both offerings are identical. Both offerings are exempt from the registration requirements of the U.S. Securities Act of 1933 administered by the SEC, but are subject to compliance with the Rules and Regulations thereof and review thereby. There is only one class of digital debt or other securities contemplated by both offerings and the Company does not currently contemplate creating additional classes of debt, equity, or alternative securities.

The Sponsor contributed $100 to the Company during the year ended December 31, 2020, primarily for purposes of opening a bank account. However, prior to and since that date, the Company has not incurred any expenses other than start-up costs and the Sponsor has and intends to continue advancing all such costs, as previously discussed.

6.	Commitments and Contingencies

As of the date of the Balance Sheets through the date that these Financial Statements are issued or available for issuance, the Company is not aware of any existing, pending, or threatened commitments or contingencies, as applicable.